UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Nabi Biopharmaceuticals

(Name of Registrant as Specified In Its Charter)

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Nabi Biopharmaceuticals sent the following letter to its stockholders on October 5, 2012.

SPECIAL MEETING WILL BE RECONVENED ON OCTOBER 22, 2012!

YOUR VOTE IS VERY IMPORTANT!

October 4, 2012

Dear Stockholder:

We recently mailed to you supplemental proxy materials for the upcoming reconvened special meeting of stockholders to be held on October 22, 2012. As more fully described in the supplement dated September 25, 2012 (the “Supplement”) to our proxy statement dated August 7, 2012 (the “Definitive Proxy Statement”), the meeting has been called to consider certain proposals to permit Nabi Biopharmaceuticals (“Nabi”) to acquire all the outstanding shares of Biota Holdings Limited (“Biota”) in exchange for shares of Nabi common stock (the “Transaction”), pursuant to an amended transaction agreement.

The special meeting will be reconvened on October 22, 2012, at 4:30 p.m. local time, at The Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland 20814 for the purpose of considering and voting upon proposals relating to the revised Transaction.

Your board of directors unanimously recommends that you vote “FOR” each of the proposals to be considered at the reconvened special meeting to permit the completion of the Transaction, as amended. The revisions to the Transaction include the following:

1)	The amount of cash Nabi will contribute to the combined company was significantly reduced from $54 million under the Transaction’s original terms to $27 million. This reduction allows Nabi to distribute additional amounts of its remaining cash (after satisfying outstanding liabilities) to Nabi stockholders prior to the completion of the Transaction, which is currently expected to be between $28 million and $31 million in the aggregate.

2)	The exchange ratio will now be based on a collar mechanism pursuant to which the number of shares of Nabi common stock that Biota stockholders will receive in the Transaction is linked to the volume weighted average trading price of Biota ordinary shares. Nabi and Biota agreed to the revised Transaction terms in part to address the fact that, since the Transaction was first announced in April 2012, the market value of Biota’s outstanding shares has declined.

The Transaction cannot be completed unless the proposals related to the Transaction, described in the Definitive Proxy Statement, as supplemented by the Supplement, are approved by Nabi stockholders.

MANGROVE TERMINATES SOLICITATION IN OPPOSITION ON GREEN PROXY

CARD AND AGREES TO VOTE IN FAVOR OF THE REVISED TRANSACTION

Mangrove Partners Fund, L.P. and certain of its affiliates (collectively, “Mangrove”), which own approximately 4% of the outstanding shares of Nabi common stock and had previously opposed the Transaction, have terminated their solicitation in opposition to the Transaction and have agreed to support the amended Transaction. On September 19, 2012, Mangrove issued a press release announcing its support for the amended Transaction and expressing its belief that the amended Transaction offers a premium over the terms of the original Transaction with respect to the value Nabi stockholders are expected to receive.

IF YOU PREVIOUSLY VOTED THE GREEN PROXY CARD, YOU MUST VOTE THE

WHITE PROXY CARD TO HAVE YOUR VOTE COUNTED AT THE SPECIAL

MEETING.

Nabi and Mangrove request that you DO NOT vote the green proxy card previously supplied by Mangrove. No green proxy cards will be voted at the reconvened special meeting. IF YOU HAVE ALREADY VOTED A GREEN PROXY CARD, WE REQUEST THAT YOU SUBMIT A NEW VOTE TODAY USING THE WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM THAT ACCOMPANIED THE PROXY STATEMENT AND THE SUPPLEMENT.

NABI URGES STOCKHOLDERS TO VOTE “FOR” THE TRANSACTION WITH

BIOTA

Nabi urges you to read both the Supplement and the Definitive Proxy Statement, as they contain important information about the Transaction and the reasons your board is recommending the Transaction to you.

If you previously submitted a white proxy card voting against the Transaction, your board urges you to revoke that vote and vote FOR the proposals needed to complete the amended Transaction by completing, signing and dating the WHITE proxy card or WHITE voting instruction form and returning it in the postage-paid envelope provided, or by voting over the telephone or via the Internet as instructed in the Supplement and the Definitive Proxy Statement. If you have already voted FOR the proposals on a white proxy card or white voting instruction form, you do not need to vote again.

Thank you for your cooperation and continued support.

Sincerely,

Raafat E.F. Fahim, Ph.D.
President and Chief Executive Officer

If you have questions or need assistance voting your shares, please contact:

Brokers call collect: (203) 658-9400

Stockholders call toll free: (800) 607-0088